Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

C. R. Bard, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-86668, 333-59156, 333-55684, 333-78089, 333-51793, 333-69857, 333-30217, 333-07189, 33-63147, 33-35544, 33-64874, 333-104683, 333-135098, 333-151740 and 333-159928) on Form S-8 and (No. 333-05997) on Form S-3 of C. R. Bard, Inc. and subsidiaries of our reports dated February 25, 2010, with respect to the consolidated balance sheets of C. R. Bard, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ investment, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related consolidated financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2009 which reports appear in the December 31, 2009 annual report on Form 10-K of C. R. Bard, Inc.

Our report on the consolidated financial statements refers to the company’s adoption of the measurement date requirements of the Financial Accounting Standards Board (“FASB”) statement on employers’ accounting for defined benefit pension plans, and the FASB authoritative guidance on accounting for uncertainty in income taxes.

/s/ KPMG LLP

Short Hills, New Jersey

February 25, 2010